UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2010

TTM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2630 South Harbor Boulevard, Santa Ana, CA	92704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 327-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 11, 2010, our board of directors increased its size from ten members to 11 members and appointed Mr. Philip G. Franklin to fill the vacancy created by the increase in the size of the board. Mr. Franklin will serve as a Class II director with a term expiring in 2011.

Mr. Franklin will serve on our Audit Committee and Government Security Committee. There was no arrangement or understanding pursuant to which Mr. Franklin was elected as a director, and since the beginning of our last fiscal year there have been no related party transactions between Mr. Franklin and our company.

In accordance with our previously disclosed director compensation program, in connection with his election to our board of directors, we granted Mr. Franklin an option to purchase 20,000 shares of our common stock at a per share exercise price of $13.01. We also granted Mr. Franklin restricted stock units with respect to 3,784 shares of our common stock (based on the 6-month trailing average closing price ($9.91) of our common stock as of the November 11, 2010 grant date). In the future, in accordance with our director compensation program, Mr. Franklin will receive at our 2011 annual meeting of stockholders, along with our other non-employee directors, restricted stock units having a fair value on the award date of $75,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. We also entered into an indemnification agreement with Mr. Franklin in the form previously filed as Exhibit 10.15 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010.

On November 11, 2010, we issued a press release announcing the election of Mr. Franklin to our board of directors. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TTM TECHNOLOGIES, INC.
Date: November 15, 2010
	By:	/s/ Steven W. Richards

Steven W. Richards
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 11, 2010